Exhibit 99

Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG REPORTS FOURTH-QUARTER NET EARNINGS PER DILUTED SHARE

FROM CONTINUING OPERATIONS OF $0.44

INCLUDING NSC TRANSACTION COSTS OF $0.02

———————————

ESTABLISHES 2012 EARNINGS GUIDANCE IN RANGE OF

$1.95 TO $1.99 PER DILUTED SHARE

NASHVILLE, Tenn. ─ (February 23, 2012) ─ Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the fourth quarter and year ended December 31, 2011.  Revenues for the fourth quarter were $223,336,000, an increase of 22% from $183,371,000 for the fourth quarter of 2010. Net earnings from continuing operations attributable to AmSurg common shareholders were $13,697,000, or $0.44 per diluted share, for the fourth quarter of 2011 compared with $13,183,000, or $0.43 per diluted share, for the fourth quarter of 2010.  Adjusted net earnings from continuing operations per diluted share attributable to AmSurg common shareholders were $0.46 for the fourth quarter of 2011, which excluded transaction costs of $0.02 related to the National Surgical Care (“NSC”) transaction.  The results for the fourth quarter of 2011 included an incremental negative impact of $0.01 per diluted share from the revision of the Medicare payment system for ASCs.  The operations of the acquired NSC centers contributed $0.04 per diluted share to net earnings from continuing operations attributable to AmSurg common shareholders for the quarter.

            Revenues for 2011 increased 12% to $786,870,000 from $703,439,000 for 2010.  Net earnings from continuing operations attributable to AmSurg common shareholders were $51,199,000, or $1.64 per diluted share, for 2011 compared with $51,144,000, or $1.67 per diluted share, for 2010.  Adjusted net earnings from continuing operations per diluted share attributable to AmSurg common shareholders were $1.71 for 2011, which excluded NSC transaction costs of $0.07.  The results for 2011 included an incremental negative impact of $0.05 per diluted share from the revision of the Medicare payment system for ASCs and $0.07 per diluted share from the higher interest costs related to the refinancing of the Company’s credit facility in May 2010 and a higher effective tax rate. The operations of the acquired NSC centers contributed $0.05 per diluted share to net earnings from continuing operations attributable to AmSurg common shareholders for 2011.

            Mr. Holden, remarked, “AmSurg produced strong revenue growth for the fourth quarter of 2011, which reflected a 15% increase in procedures and a 6% increase in revenue per procedure, as procedures from multi-specialty facilities accounted for a larger percentage of our procedure mix.  The growth in procedures for the quarter was driven by a combination of factors that we expect will also drive revenue growth in 2012.  The majority of the growth resulted from

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AMSG Reports Fourth-Quarter Results

February 23, 2012

the NSC transaction in September, which added 14 multi-specialty centers to our fourth-quarter revenue stream, as well as two gastroenterology centers whose operations are not consolidated in our operating results because of our minority ownership position.  In addition, for the fourth quarter we produced our third consecutive quarterly increase in same-center revenue of 1%.  We also acquired three additional centers during the fourth quarter, one of which is a multi-specialty center that, by a substantial margin, is the largest single-center acquisition we have ever completed. This center generates annualized operating income that is approximately seven times our average center operating income.

            “Including these fourth-quarter acquisitions, we added 11 non-NSC centers during 2011, comprised of 10 acquired centers and one de novo center.  The non-NSC centers acquired in 2011 generate annualized operating income of approximately $29 million.  We completed 2011 with two centers under letter of intent or contract and one center under development, which is expected to open in 2012.  Since the beginning of 2012, we have acquired the assets of one of these centers and combined its operations with one of our existing centers.

            “Net cash flows from operating activities were $67.8 million for the fourth quarter of 2011 compared with $65.8 million for the fourth quarter of 2010.  Excluding distributions to noncontrolling interests, net cash flows from operations were $32.5 million for the latest quarter compared with $32.4 million for the fourth quarter of 2010 and $104.7 million for full-year 2011 versus $98.5 million for 2010.  In addition to this substantial operating cash flow, the ratio of total debt to EBITDA, as calculated under our credit agreement, was 2.9 at the end of 2011; we had cash and cash equivalents of $40.7 million; and our availability under our revolving credit facility was $99.0 million.  As a result, we believe we are well positioned to fund our planned growth for 2012.

            “We today establish our guidance for 2012 and the first quarter of 2012, as follows:

•         Revenues in a range of $900 million to $920 million for 2012.

•         Same-center revenue increase of 0% to 2% for 2012.

•         Center acquisitions for 2012 that generate annualized operating income in a range of $25 million to $29 million.

•         Net cash flow provided by operating activities, less distributions to noncontrolling interests, in a range of $115 million to $120 million for 2012.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for 2012 in a range of $1.95 to $1.99.

•         Net earnings from continuing operations per diluted share attributable to common shareholders for the first quarter of 2012 in a range of $0.47 to $0.49.”

            Mr. Holden concluded, “Notwithstanding our continuing caution over slow economic growth and high unemployment, we believe AmSurg is positioned to produce significantly stronger earnings growth for 2012.  This expectation reflects our $239 million acquisition spend for 2011, which, while a record amount, only increased our debt leverage ratio by 70 basis points.  The 27 acquired and de novo centers we added during 2011 are larger and more

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AMSG Reports Fourth-Quarter Results

February 23, 2012

weighted toward multi-specialty centers than our previous center mix.  We expect these centers, the majority of which were added after the beginning of September, to produce much stronger results for 2012 on a full year of operations.

            “In addition, we expect our comparable-period growth for 2012 to reflect the absence of several factors that had a negative impact on our comparable results for 2011 versus 2010. Specifically, our 2011 net earnings from continuing operations per diluted share attributable to common shareholders reflected an incremental negative impact, compared with 2010, of: (i) $0.07 as a result of our refinancing in May 2010; (ii) $0.07 from NSC transaction costs; and (iii) $0.05 due to reductions in Medicare rate reimbursement.

            “We are also optimistic about our longer-term growth prospects.  Demand for the types of procedures performed in our centers is growing due to strong demographic trends and expanded access.  In addition, technology and other improvements continue to drive more procedures to an outpatient setting, and the value proposition of freestanding ASCs – built on providing high quality care in the lowest cost modality – continues to gain traction.  Against this increase in demand, ASC industry capacity has remained virtually flat for the past two years.  As a result, we believe AmSurg, as the operator of the largest number of ASCs in the country, will benefit from this increasing demand, which will support long-term organic growth.  In addition, in an industry that remains highly fragmented, we have a robust pipeline of acquisition opportunities, and we expect to continue to expand our long-term record of successfully acquiring, integrating and growing ASCs.”

          The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

            AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investors” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.

            This press release contains forward-looking statements.  These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties.  Investors are hereby cautioned that these statements may be affected by important factors, including, but not limited to, the following risks: the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; adverse developments affecting the medical practices of the Company’s physician partners; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by

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AMSG Reports Fourth-Quarter Results

February 23, 2012

 increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; adverse weather and other factors beyond the Company’s control that may affect the Company’s surgery centers; adverse impacts on the Company’s business associated with current and future economic conditions; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk from an unpredictable impact of the Health Reform Law; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; potential liabilities associated with the Company’s status as a general partner of limited partnerships; liabilities for claims brought against our facilities; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the potential write-off of the impaired portion of intangible assets; potential liability relating to the tax deductibility of goodwill; and other risk factors described in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission.  Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States.  At December 31, 2011, AmSurg owned and operated 228 centers and had one center under development.

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AMSG Reports Fourth-Quarter Results

February 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data

(Dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Statement of Earnings Data:	2011	2010	2011	2010

Revenues	$223,336	$183,371	$786,870	$703,439

Operating expenses:
Salaries and benefits	69,151	56,215	243,094	211,809
Supply cost	31,541	23,807	104,007	91,730
Other operating expenses	49,720	36,648	171,759	148,187
Depreciation and amortization	7,514	6,430	26,175	24,928

Total operating expenses	157,926	123,100	545,035	476,654

Equity in earnings of unconsolidated affiliates	466	-	613	-

Operating income	65,876	60,271	242,448	226,785

Interest expense	4,172	4,415	15,347	13,486

Earnings from continuing operations before income taxes	61,704	55,856	227,101	213,299

Income tax expense	10,092	8,626	35,841	33,791

Net earnings from continuing operations	51,612	47,230	191,260	179,508

Discontinued operations:
Earnings from operations of discontinued interests in surgery centers,
net of income tax	39	626	397	3,720
Loss on disposal of discontinued interests in surgery centers,
net of income tax	(159)	(2,635)	(1,543)	(2,732)

Net (loss) earnings from discontinued operations	(120)	(2,009)	(1,146)	988

Net earnings	51,492	45,221	190,114	180,496

Less net earnings attributable to noncontrolling interests:
Net earnings from continuing operations	37,915	34,047	140,061	128,364
Net earnings from discontinued operations	29	306	56	2,307

Total net earnings attributable to noncontrolling interests	37,944	34,353	140,117	130,671

Net earnings attributable to AmSurg Corp. common shareholders	$13,548	$10,868	$49,997	$49,825

Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of income tax	$13,697	$13,183	$51,199	$51,144
Discontinued operations, net of income tax	(149)	(2,315)	(1,202)	(1,319)

Net earnings attributable to AmSurg Corp. common shareholders	$13,548	$10,868	$49,997	$49,825

Earnings per share-basic:
Net earnings from continuing operations attributable to
AmSurg Corp. common shareholders	$0.45	$0.43	$1.68	$1.69
Net loss from discontinued operations attributable to
AmSurg Corp. common shareholders	-	(0.08)	(0.04)	(0.04)

Net earnings attributable to AmSurg Corp. common shareholders	$0.44	$0.36	$1.64	$1.65

Earnings per share-diluted:
Net earnings from continuing operations attributable to
AmSurg Corp. common shareholders	$0.44	$0.43	$1.64	$1.67
Net loss from discontinued operations attributable to
AmSurg Corp. common shareholders	-	(0.08)	(0.04)	(0.04)

Net earnings attributable to AmSurg Corp. common shareholders	$0.43	$0.35	$1.60	$1.62

Weighted average number of shares and share equivalents (000's):
Basic	30,537	30,318	30,452	30,255
Diluted	31,323	30,763	31,211	30,689

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AMSG Reports Fourth-Quarter Results

February 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Operating Data:	2011	2010	2011	2010

Continuing centers in operation at end of period (consolidated)	226	202	226	202
Continuing centers in operation at end of period (unconsolidated)	2	-	2	-
Average number of continuing centers in operation (consolidated)	224	200	212	198
New centers added during the period	3	3	27	7
Centers discontinued during the period	-	5	5	5
Centers under development/not opened at end of period	1	1	1	1
Centers under letter of intent at end of period	2	8	2	8
Average revenue per consolidated center	$999	$918	$3,711	$3,561
Same center revenues increase (decrease)	1%	0%	1%	(2%)
Procedures performed during the period at consolidated centers	379,444	330,045	1,388,556	1,267,587
Income tax expense attributable to noncontrolling interests	$120	$31	$617	$628

Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations attributable to AmSurg Corp.
common shareholders	$13,697	$13,183	$51,199	$51,144
Add: income tax expense	10,092	8,626	35,841	33,791
Add: interest expense, net	4,172	4,415	15,347	13,486
Add: depreciation and amortization	7,514	6,430	26,175	24,928

EBITDA	$35,475	$32,654	$128,562	$123,349

Reconciliation of net earnings per share-diluted to adjusted net earnings per share-diluted (2):
Net earnings from continuing operations attributable to
AmSurg Corp. common shareholders	$0.44	$0.43	$1.64	$1.67
Plus: NSC transaction costs	0.02	-	0.07	-

Adjusted net earnings from continuing operations attributable to
AmSurg Corp. common shareholders	$0.46	$0.43	$1.71	$1.67

(1)     EBITDA is defined as earnings before interest, income taxes and depreciation and amortization.  EBITDA should not be considered a measure of financial performance under generally accepted accounting principles.  Items excluded from EBITDA are significant components in understanding and assessing financial performance.  EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and  measure leverage and debt service capacity.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.  Net earnings from continuing operations attributable to AmSurg Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.

(2)     We believe the calculation of adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders provides a better measure of our ongoing performance and provides better comparability to prior periods because it excludes costs incurred in executing the NSC transaction, which are of a nature and significance not generally associated with our historical individual center acquisition activity. Adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the item excluded from it is a significant component in understanding and assessing financial performance. Because adjusted net earnings from continuing operations per diluted share attributable to AmSurg Corp. common shareholders is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies.

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AMSG Reports Fourth-Quarter Results

February 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	December 31,	December 31,
Balance Sheet Data:	2011	2010

Assets

Current assets:
Cash and cash equivalents	$40,718	$34,147
Accounts receivable, net of allowance of $18,844 and $13,070, respectively	93,454	67,617
Supplies inventory	15,039	10,157
Deferred income taxes	2,129	1,509
Prepaid and other current assets	21,875	18,660
Current assets held for sale	-	866

Total current assets	173,215	132,956

Property and equipment, net	144,558	119,167
Investments in unconsolidated affiliates	10,522	-
Goodwill	1,229,298	894,497
Intangible assets, net	15,425	11,361
Long-term assets held for sale	-	7,897

Total assets	$1,573,018	$1,165,878

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$10,800	$6,648
Accounts payable	19,746	15,291
Current income taxes payable	1,796	-
Accrued salaries and benefits	22,224	17,952
Other accrued liabilities	9,088	3,136
Current liabilities held for sale	-	536

Total current liabilities	63,654	43,563

Long-term debt	447,963	283,215
Deferred income taxes	114,167	90,089
Other long-term liabilities	28,131	24,404
Noncontrolling interests - redeemable	170,636	147,740
Equity:
Common stock, no par value 70,000,000 shares authorized, 31,283,772 and
31,039,770 shares outstanding, respectively	173,187	171,522
Retained earnings	443,058	393,061
Accumulated other comprehensive loss, net of income taxes	-	(515)

Total AmSurg Corp. equity	616,245	564,068
Noncontrolling interests - non-redeemable	132,222	12,799

Total equity	748,467	576,867

Total liabilities and equity	$1,573,018	$1,165,878

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AMSG Reports Fourth-Quarter Results

February 23, 2012

AMSURG CORP.

Unaudited Selected Consolidated Financial and Operating Data, continued

(Dollars in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Statement of Cash Flow Data:	2011	2010	2011	2010

Cash flows from operating activities:
Net earnings	$51,492	$45,221	$190,114	$180,496
Adjustments to reconcile net earnings to net cash flows
provided by operating activities:
Depreciation and amortization	7,927	6,430	26,175	24,928
Net (gain) loss on sale of long-lived assets	(238)	4,084	(1,518)	4,243
Share-based compensation	1,416	1,444	6,178	4,869
Excess tax benefit from share-based compensation	(488)	(119)	(977)	(200)
Deferred income taxes	5,039	4,830	23,623	18,247
Equity in earnings of unconsolidated affiliates, net	(466)	-	(613)	-
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	(1,451)	3,666	(2,122)	713
Supplies inventory	47	(901)	168	(541)
Prepaid and other current assets	(642)	(3,184)	838	(3,364)
Accounts payable	165	2,033	(2,205)	(220)
Accrued expenses and other liabilities	4,990	2,116	2,329	168
Other, net	25	199	1,433	1,236

Net cash flows provided by operating activities	67,816	65,819	243,423	230,575

Cash flows from investing activities:
Acquisition of interest in surgery centers and related transactions	(50,723)	(12,075)	(239,223)	(53,690)
Acquisition of property and equipment	(6,838)	(5,775)	(22,170)	(19,275)
Proceeds from the sale of interests in surgery centers	2,452	60	7,026	60

Net cash flows used in investing activities	(55,109)	(17,790)	(254,367)	(72,905)

Cash flows from financing activities:
Proceeds from long-term borrowings	58,344	20,030	288,869	176,619
Repayment on long-term borrowings	(29,564)	(31,423)	(129,107)	(195,960)
Distributions to noncontrolling interests	(35,326)	(33,449)	(138,724)	(132,110)
Proceeds from issuance of common stock upon exercise of stock options	2,112	1,900	6,872	2,583
Repurchase of common stock	(3,822)	-	(10,007)	-
Capital contributions and ownership transactions by noncontrolling interests	(38)	160	660	224
Excess tax benefit from share-based compensation	488	119	977	200
Financing cost incurred	(22)	(16)	(2,025)	(4,456)

Net cash flows (used in) provided by financing activities	(7,828)	(42,679)	17,515	(152,900)

Net increase in cash and cash equivalents	4,879	5,350	6,571	4,770
Cash and cash equivalents, beginning of period	35,839	28,797	34,147	29,377

Cash and cash equivalents, end of period	$40,718	$34,147	$40,718	$34,147

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